EXHIBIT 4.7

THIRD AMENDMENT
TO REVOLVING CREDIT AND
GUARANTY AGREEMENT

THIRD AMENDMENT, dated as of September 24, 2002 (the “Amendment”), to the REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of November 15, 2001, among BURLINGTON INDUSTRIES, INC., a Delaware corporation (the “Borrower”), a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, the Guarantors named therein (the “Guarantors”), each of which Guarantors is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, JPMORGAN CHASE BANK, a New York banking corporation (“JPMorgan Chase”), each of the other financial institutions party thereto (together with JPMorgan Chase, the “Banks”) and JPMORGAN CHASE BANK, as Agent for the Banks (in such capacity, the “Agent”):

W I T N E S S E T H:

WHEREAS, the Borrower, the Guarantors, the Banks and the Agent are parties to that certain Revolving Credit and Guaranty Agreement, dated as of November 15, 2001, as amended by that certain First Amendment to Revolving Credit and Guaranty Agreement, dated as of December 20, 2001 and that certain Second Amendment to Revolving Credit and Guaranty Agreement, dated as of March 13, 2002 (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that certain provisions of the Credit Agreement be amended, as set forth herein.

NOW, THEREFORE, it is agreed:

1.     As used herein all terms that are defined in the Credit Agreement shall have the same meanings herein.

2.     Section 6.11 of the Credit Agreement is hereby amended by deleting the word “and” immediately preceding clause (v) appearing therein and inserting the following new clauses (vi) and (vii) immediately preceding the proviso appearing therein:

“, (vi) following the sales permitted by clause (v) above, sales in arm’s length transactions, at fair market value and for cash in an aggregate amount not to exceed an additional
$31,300,000 (other than sales permitted by clause (vii) below); and (vii) the sales of certain assets of Debtor Burlington Fabrics, Inc. to Debtor Burlington Investment II, Inc. and Gibbs
International, Inc. approved by an order of the Bankruptcy Court entered on or about
September 3, 2002 (as the same may be amended or supplemented).”

3.     Section 7.01(m) of the Credit Agreement is hereby amended by inserting the following new clause (z) at the end thereof:

“and (z) (A) in connection with asset sales permitted by Section 6.11(vi) with a portion of the Net Proceeds thereof to be applied in accordance with that certain Order Approving
Third Amendment to Revolving Credit and Guaranty Agreement dated September 24, 2002
(the “Third Amendment Order”) and (B) additional adequate protection payments made to the Existing Lenders in an aggregate amount not in excess of $33,700,000 in accordance with the Third Amendment Order.”

4.     This Amendment shall not become effective (the “Effective Date”) until the date on which (i) this Amendment shall have been executed by the Borrower, the Guarantors, the Super-majority Banks and the Agent, and the Agent shall have received evidence satisfactory to it of such execution, and (ii) the Bankruptcy Court shall have entered an order in form and substance satisfactory to the Agent authorizing the terms of this Amendment.

5.     Except to the extent hereby amended, the Credit Agreement and each of the Loan Documents remain in full force and effect and are hereby ratified and affirmed.

6.     The Borrower agrees that its obligations set forth in Section 10.05 of the Credit Agreement shall extend to the preparation, execution and delivery of this Amendment, including the reasonable fees and disbursements of special counsel to the Agent.

7.     This Amendment shall be limited precisely as written and shall not be deemed (a) to be a consent granted pursuant to, or a waiver or modification of, any other term or condition of the Credit Agreement or any of the instruments or agreements referred to therein or (b) to prejudice any right or rights which the Agent or the Banks may now have or have in the future under or in connection with the Credit Agreement or any of the instruments or agreements referred to therein. Whenever the Credit Agreement is referred to in the Credit Agreement or any of the instruments, agreements or other documents or papers executed or delivered in connection therewith, such reference shall be deemed to mean the Credit Agreement as modified by this Amendment.

8.     This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

9.     This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWER:
BURLINGTON INDUSTRIES, INC.

By:	/s/ Charles E. Peters, Jr.
Title:	Senior Vice President and Cheif Financial Officer
GUARANTORS:

B. I. TRANSPORTATION, INC.
BH/M-II INC.
BI PROPERTIES I INC.
BII MEXICO HOLDINGS I, INC.
BII MEXICO HOLDINGS II, INC.
BII MEXICO LAUNDRY HOLDING CO.
BII MEXICO YARNS HOLDING CO.
BURLINGTON APPAREL SERVICES COMPANY
BURLINGTON FABRICS INC.
BURLINGTON FABRITEX USA, INC.
BURLINGTON INDUSTRIES I, LLC
BURLINGTON INDUSTRIES II, LLC
BURLINGTON INDUSTRIES III, LLC
BURLINGTON INDUSTRIES IV, LLC
BURLINGTON INDUSTRIES V, LLC
BURLINGTON INTERNATIONAL SERVICES COMPANY
BURLINGTON INVESTMENT INC.
BURLINGTON INVESTMENT II INC.
BURLINGTON MILLS CORPORATION
BURLINGTON MILLS, INC.
BURLINGTON WORLDWIDE INC.
BURLINGTON WORSTEDS INC.
DISTRIBUTEX, INC.

By:	/s/ John D. Englar
Title:	President

JP MORGAN CHASE BANK, Individually and as Agent

By:	/s/ Patrick Daniello
Name: Patrick Daniello
Title: Managing Director

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Jerry L. McDonald
Name: Jerry L. McDonald
Title: Duly Authorized Signatory

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Colleen McCullm
Name: Colleen McCullum
Title: Director

SUNTRUST BANK

By:	/s/ J. Christopher Deisley
Name: J. Christopher Deisley
Title: Managing Director

THE CIT GROUP/COMMERCIAL SERVICES, INC.

By:	/s/ Kevin J. Winsch
Name: Kevin J. Winsch
Title: Vice President

BANK OF AMERICA, N.A.

By:	/s/ Ira A. Mermelstein
Name: Ira A. Mermelstein
Title: Vice President

THE BANK OF NEW YORK

By:	/s/ Christine T. Rio
Name: Christine T. Rio
Title: Vice President

FOOTHILL CAPITAL CORPORATION

By:	/s/ Michael P. Barabowski
Name: Michael P. Barabowski
Title: Vice President

ISREAL DISCOUNT BANK OF NEW YORK

By:	/s/ Karen Chen
Name: Karen Chen
Title: Assistant Manager

By:	/s/ Timothy McCurry
Name: Timothy McCurry
Title: Assistant Vice President